UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2011

FIRST NIAGARA FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23975	42-1556195
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

726 Exchange Street, Suite 618, Buffalo, NY	14210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 819-5500

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2011, First Niagara Financial Group, Inc. (the “Company”), the holding company for First Niagara Bank, N.A., issued a press release announcing that Gregory W. Norwood, age 54, has been named Chief Financial Officer and a member of the Company’s management committee.

Prior to joining the Company, Mr. Norwood was the President and Chief Risk Officer of Ally Bank. He also served as Chief Risk Officer for the parent company, Ally Financial Inc., formerly known as GMAC Financial, Inc. Prior to joining Ally in 2009, Mr. Norwood served as Treasurer at Wachovia Corporation. From 2001 to 2005, he was Corporate Controller for Bank of America.

Mr. Norwood accepted the Company’s employment offer letter, which outlines the terms of the Company’s offer of employment, including salary equal to $500,000, annual bonus opportunity for 2011 equal to 70% of base salary, annual long-term incentive opportunity equal to 90% of base salary payable in the form of equity-based awards, an initial equity award, and participation in the Company’s benefit plans and relocation policy, generally, on the same basis as the Company’s other named executive officers. In conjunction with his acceptance of employment, Mr. Norwood also will enter into a change in control agreement in the same form as provided to other named executive officers (other than our Chief Executive Officer). This agreement, which is more fully described in our most recent proxy statement and is attached as an exhibit to our Annual Report on Form 10-K, generally provides for severance protection in the amount of two times base salary and target annual bonus in the event of termination without cause or for good reason following a change in control of the Company.

Michael W. Harrington, who previously served as the Company’s Chief Financial Officer, has been appointed Treasurer and Chief Investment Officer, effective as of April 4, 2011.

The preceding is qualified in its entirety by reference to the press release dated March 24, 2011, attached as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated March 24, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST NIAGARA FINANCIAL GROUP, INC.

DATE: March 24, 2011

By: /s/ John R. Koelmel
John R. Koelmel
Chief Executive Officer
(Duly authorized representative)